Exhibit 10.3

MYRIAD GENETICS, INC.

2013 EXECUTIVE INCENTIVE PLAN

Adopted effective: September 12, 2012

Approved by the Stockholders: December 5, 2012

Section 1 – Purposes.

This Myriad Genetics 2013 Executive Incentive Plan (the “Plan”) provides for incentive compensation to those key officers and employees of Myriad Genetics, Inc. or any affiliated entity (collectively, the “Company”), who, from time to time may be selected for participation. The Plan is intended to provide incentives and rewards for the contributions of such employees toward the successful achievement of the Company’s financial and business goals established for the applicable performance period. The Company’s policy is to have a significant portion of a participant’s total compensation tied to the Company’s performance. Payments pursuant to the Plan are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code (“Section 162(m)”).

Section 2 – Administration.

The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of Myriad Genetics, Inc. (“Myriad”) which has been designated to administer programs intended to qualify as “performance-based compensation” within the meaning of Section 162(m). The Committee shall have authority to make rules and adopt administrative procedures in connection with the Plan and shall have discretion to provide for situations or conditions not specifically provided for herein consistent with the purposes of the Plan. The Committee shall determine the beginning and ending dates for each performance period. Unless otherwise determined by the Committee, the performance period shall correspond to Myriad’s fiscal year. Notwithstanding any other provision of the Plan to the contrary, the Plan shall be administered and its provisions interpreted so that payments pursuant to the Plan qualify as “performance-based compensation” within the meaning of Section 162(m). Determinations by the Committee shall be final and binding on the Company and all participants.

Section 3 – Selection of Participants.

The executive officers of the Company as well as those other key employees of the Company who, in the opinion of the Committee, may become executive officers of the Company or who otherwise may make comparable contributions to the Company shall be eligible to participate in the Plan. Each performance period, the Committee may designate from among those employees who are eligible to participate in the Plan those employees who shall participate in the Plan for such performance period. Accordingly, an employee who is a participant for a given performance period in no way is guaranteed or assured of being selected for participation in any subsequent performance period.

Section 4 – Establishing Performance Objectives.

During the first ninety (90) days of each performance period, and at a time when the achievement of such performance objective is substantially unknown, the Committee shall establish one or more performance objectives, at least one of which shall be based on a shareholder approved business criteria. The performance objectives may differ from participant to participant and from target award to target award. The maximum possible payout shall be based solely on shareholder approved business criteria. The shareholder approved business criteria are as follows:

•	Net income of Myriad as set forth in Myriad’s audited financial statements

•	Earnings per share of Myriad as set forth in Myriad’s audited financial statements

•	Total revenue of Myriad as set forth in Myriad’s audited financial statements

•	Return on equity, including return on invested capital as calculated from Myriad’s audited financial statements

•	Return on assets as calculated from Myriad’s audited financial statements

•	Return on investments as calculated from Myriad’s audited financial statements

•	Increase in sales, including sales growth, as calculated from Myriad’s audited financial statements

•	Stock performance

•	Earnings before interest, taxes, depreciations and amortization as set forth in Myriad’s audited financial statements

•	Gross or operating margin

•	New product introductions

•	Completion of acquisitions

All criteria that are based on Myriad’s audited financial statements may be modified by the Committee at the time the specific criteria are selected to take into consideration one or more of the following: (1) changes in accounting principles that become effective during the performance period, (2) extraordinary, unusual or infrequently occurring events, (3) the disposition of a business or significant assets, (4) gains or losses from all or certain claims and/or litigation and insurance recoveries, (5) the impact of impairment of intangible assets, (6) restructuring activities, (7) the impact of investments or acquisitions, and/or (8) changes in corporate capitalization such as stock splits and certain reorganizations. Notwithstanding the foregoing, the Committee must select criteria that collectively satisfy the requirements of performance-based compensation for the purposes of Section 162(m), including by establishing the targets at a time when the performance relative to such targets is substantially uncertain.

Section 5 – Establishing Target Awards.

During the first ninety (90) days of each performance period the Committee shall establish a target award, expressed as a percentage of eligible salary for that performance period, for each participant in the Plan. Unless otherwise determined by the Committee, eligible salary shall be annual base salary determined at the time the Committee establishes the target award, excluding pay for disability, overtime, bonuses, sick pay and other reimbursements and allowances. Individual participants may earn an award payout ranging from zero percent to a maximum of one hundred thirty percent of their target award. The Committee will establish an award payout schedule based upon the extent to which the Company performance objectives and/or other performance objectives are or are not achieved or exceeded. Pursuant to Section 4, entitlement to an award shall be based solely on shareholder approved business criteria; however, non-shareholder approved criteria may be used to reduce the amount of an award payable to one or more participants. Notwithstanding the foregoing, no participant shall receive a payment pursuant to the Plan that exceeds $5 million for any performance period. To the extent that a target award is expressed by reference to a number of shares of the Company’s common stock, for the purpose of applying the limitations on a maximum award as set forth in this Section 5, unless otherwise determined by the Committee when determining the target award, the value of such stock shall be the Value of Common Stock as defined in Section 8 below.

Section 6 – Determining Final Awards.

No later than thirty (30) days after the receipt by the Committee of the audited financial statements for a performance period, the Committee shall determine whether the established performance objectives for each participant in the Plan were achieved. The Committee shall have discretion to reduce final awards from the target award depending on (a) the extent to which the Company performance objective(s) is either exceeded or not met, and (b) the extent to which other objectives, e.g. subsidiary, division, department, unit or other performance objectives are attained. The Committee shall have full discretion to reduce individual final awards based on individual performance as it considers appropriate in the circumstances. The Committee shall not have discretion to increase awards for the performance period.

Section 7 – Termination of Employment.

Participants whose employment by the Company is terminated for any reason other than death or disability during any performance period will receive no payment under the Plan for such performance period. Participants who die or become totally and permanently disabled during any performance period will receive prorated payments under the Plan based on the number of whole months of employment completed during the performance period. Except as provided in Section 9, participants whose employment by the Company is terminated for any reason after the close of the performance period but before the distribution of payments under the Plan will be paid all amounts applicable under this Plan for such performance period.

Section 8 – Time of and Payment of Awards.

Payment of awards shall be made as soon as practicable following the later of (a) the receipt by the Committee of the audited financial statements for the applicable performance period or (b) the certification by the Committee that the performance and other criteria for payment have been satisfied (the “ Certification Date “). The Committee shall have the discretion to pay awards in the form of (i) cash, (ii) Common Stock, (iii) Restricted Stock, (iv) Stock Units, (v) Restricted Stock Units, or (vi) a combination of the foregoing. Payroll and other taxes shall be withheld as determined by the Company.

For the purposes of this Section 8, the following definitions shall apply:

“Common Stock” shall mean common stock of the Company.

“Restricted Stock” shall mean Common Stock that is subject to Vesting as set forth in the Restricted Stock Agreement adopted by the Committee.

“Stock Units” shall mean an unfunded, unsecured commitment by the Company to deliver a pre-determined number of shares of Common Stock (or the cash equivalent of such Common Stock) to a participant at a future time in accordance with the terms and conditions of a Stock Unit Agreement adopted by the Committee.

“Restricted Stock Unit” shall mean a Stock Unit that is subject to Vesting as set forth in the Restricted Stock Unit Agreement adopted by the Committee.

“Vesting” shall mean a requirement that a participant remain an employee of the Company, or an affiliate of the Company, for an additional period of time in order to retain the Common Stock (in the case of Restricted Stock) or the Stock Unit (in the case of a Restricted Stock Unit).

“Value of Common Stock” shall mean: (a) if the Common Stock is listed on any established stock exchange or a national market system, the closing sales price of the Common Stock as quoted on such exchange or system (or the exchange with the greatest volume of trading in the Common Stock) on the day of valuation, as reported in The Wall Street Journal or such other source as the Committee deems reliable; and (b) if there is no closing sales price for the Common Stock on the day of valuation, the closing sales price on the last preceding day for which such quotation exists. Vesting shall not be taken into account in determining the Value of Common Stock for this purpose.

In the event the Committee does not specify the form of the payment at the time the Committee establishes the target award, the form of payment shall be in the form of cash unless the Committee determines (a “Retroactive Determination”) on or before the Certification Date that the form of payment will include some non-cash consideration. In the event the Committee makes a Retroactive Determination, the total value of the payment shall not exceed the value if the payment were made only in cash. The Committee shall be deemed to be in compliance with the preceding sentence if the sum of (i) the Value of Common Stock, (ii) the Value of Common Stock that is Restricted Stock, (iii) the Value of Common Stock that is subject to Stock Units or Restricted Stock Units, and (iv) the cash in the payment pursuant to the Retroactive Determination would be less than or equal to an all-cash payment on both the last day of the performance period and the Certification Date.

Shares of Common Stock issued directly or as Restricted Stock or pursuant to Stock Units or Restricted Stock Units shall be issued pursuant to a shareholder approved equity incentive plan, unless otherwise determined by the Committee.

It is the intent of the company that this Plan is exempt from Section 409A of the Internal Revenue Code of 1986, as amended under the “short-term deferral” rule and any ambiguities or inconsistencies herein will be interpreted in a manner consistent with the short-term deferral rule.

Section 9 – Forfeiture.

It shall be an overriding precondition to the payment of any award (a) that the participant not engage in any activity that, in the opinion of the Committee, is in competition with any activity of the Company or any affiliated entity or otherwise inimical to the best interests of the Company and (b) that the participant furnish the Committee with all such information confirming satisfaction of the foregoing condition as the Committee shall reasonably request. If the Committee makes a determination that a participant has engaged in any such competitive or otherwise inimical activity, such determination shall operate to immediately cancel all then unpaid award amounts.

Section 10 – Death.

Any award remaining unpaid, in whole or in part, at the death of a participant shall be paid to the participant’s legal representative or to a beneficiary designated by the participant in accordance with the rules established by the Committee.

Section 11 – Change in Control.

A target award may, in accordance with Treasury Regulation §1.162-27(e)(2)(v), provide that all or a portion of the target award may be paid upon a change in control, provided that the participant remains employed through the date of the change in control. A change in control shall mean a transaction in which any one person, entity or group acquires (i) stock in the Company that, together with the stock in the Company already held by such person, entity or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company or (ii) more than 80% of the assets of the Company. The definition of change in control for purposes of this Plan be interpreted, to the extent applicable, to comply with Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended.

Section 12 – No Right to Employment or Award.

No person shall have any claim or right to receive an award, and selection to participate in the Plan shall not confer upon any employee any right with respect to continued employment by the Company or continued participation in the Plan. Further the Company reaffirms its at-will relationship with its employees and expressly reserves the right at any time to dismiss a participant free from any liability or claim for benefits pursuant to the Plan, except as provided under this Plan or other written plan adopted by the Company or written agreement between the Company and the participant.

Section 13 – Discretion of Company, Board of Directors and Committee.

Any decision made or action taken by the Company or by the Board of Directors of Myriad or by

the Committee arising out of or in connection with the creation, amendment, construction, administration, interpretation or effect of the Plan shall be within the absolute discretion of the Company, the Board of Directors, or the Committee, as the case may be, and shall be conclusive and binding upon all persons. To the maximum extent possible, no member of the Committee shall have any liability for actions taken or omitted under the Plan by such member or any other person.

Section 14 – No Funding of Plan.

The Company shall not be required to fund or otherwise segregate any cash or any other assets which may at any time be paid to participants under the Plan. The Plan shall constitute an “unfunded” plan of the Company. The Company shall not, by any provisions of the Plan, be deemed to be a trustee of any property, and any rights of any participant or former participant shall be no greater than those of a general unsecured creditor or shareholder of the Company, as the case may be.

Section 15 – Non-Transferability of Benefits and Interests.

Except as expressly provided by the Committee, no benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, any such attempted action shall be void, and no such benefit shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any participant or former participant. This Section 15 shall not apply to an assignment of a contingency or payment due (i) after the death of a participant to the deceased participant’s legal representative or beneficiary or (ii) after the disability of a participant to the disabled participant’s personal representative.

Section 16 – Law to Govern.

All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of Utah.

Section 17 – Non-Exclusivity.

The Plan does not limit the authority of the Company, the Board of Directors or the Committee, or any current or future subsidiary of the Company to grant awards or authorize any other compensation to any person under any other plan or authority, other than that specifically prohibited herein.

Section 18 – Section 162(m) Conditions; Bifurcation of Plan.

It is the intent of the Company that the Plan and all payments made hereunder satisfy and be interpreted in a manner that, in the case of participants who are persons whose compensation is subject to Section 162(m), satisfies any applicable requirements as performance-based compensation. Any provision, application or interpretation of the Plan inconsistent with this intent to satisfy the standards in Section 162(m) shall be disregarded. Notwithstanding anything to the contrary in the Plan, the provisions of the Plan may at any time be bifurcated by the Board of Directors or the Committee in any manner so that certain provisions of the Plan or any payment intended (or required in order) to satisfy the applicable requirements of Section 162(m) are only applicable to persons whose compensation is subject to Section 162(m).

Section 19 – Arbitration of Disputes.

The Federal Arbitration Act shall apply to and govern all disputes arising under or pursuant to the Plan. Any disputes with respect to the terms of this Plan or any rights granted hereunder, including, without limitation, the scope of this arbitration, shall be subject to arbitration pursuant to the rules of the American Arbitration Association governing commercial disputes. Arbitration shall occur in Salt Lake City, Utah. Judgment on any arbitration award may be entered in any court having jurisdiction. A single arbitrator shall be used unless the amount in dispute exceeds $200,000 and a party to the arbitration proceeding requests that the arbitration be heard by a panel of three arbitrators. If a panel of three arbitrators is used, the arbitration decision shall be made by a majority of the three arbitrators. By electing to participate in the Plan, the Company and each participant EXPRESSLY AGREE TO ARBITRATION AND WAIVE ANY RIGHT TO TRIAL BY JURY, JUDGE, OR ADMINISTRATIVE PROCEEDING. An arbitrator shall have the same powers that a judge for a United States District Court located in the State of Utah may exercise in comparable circumstances. Nothing in this Plan shall limit or restrict any right of offset a party may have.

Section 20 – Effective Date.

The Plan is effective as of September 12, 2012, subject to approval by the Company’s stockholders at the 2012 Annual Meeting of Stockholders of the Company. However, if the Plan does not receive stockholder approval, the Plan shall be void ab initio and no payments shall be made hereunder.

Section 21 – Amendment or Termination.

The Board of Directors of the Company and the Committee each reserves the right at any time to make any changes in the Plan as it may consider desirable or may suspend, discontinue or terminate the Plan at any time.

Myriad Genetics, Inc., a Delaware corporation

By:	/s/ Peter D. Meldrum
Name	Peter D. Meldrum
Its:	Chief Executive Officer

By:	/s/ Richard M. Marsh
Name:	Richard M. Marsh
Its:	Secretary